Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 252-7999 F (617) 252-7550 www.vcel.com

Vericel Reports Record Second Quarter Revenues of $19.0 Million and Raises Full Year 2018 Revenue Guidance
Conference Call Today at 4:30pm Eastern Time
CAMBRIDGE, Mass., August 6, 2018 (GLOBE NEWSWIRE) - Vericel Corporation (NASDAQ:VCEL), a leader in advanced cell therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the second quarter ended June 30, 2018.
Second Quarter 2018 Financial Highlights

•
Total net revenues of $19.0 million compared to $17.0 million in the second quarter of 2017; second quarter 2017 revenues included a favorable $1.4 million reversal of a revenue reserve for Carticel® and MACI® related to a contractual dispute between one of the Company’s pharmacy providers and a third-party payer;

•	Gross margins of 59% compared to gross margins of 55% on a GAAP basis and 51% on a non-GAAP basis excluding the impact of the revenue reserve reversal in the second quarter of 2017;

•
Net loss of $4.7 million, or $0.12 loss per share, compared to net loss of $2.4 million, or $0.07 per share on a GAAP basis and $3.7 million, or $0.11 per share, on a non-GAAP basis excluding the impact of the revenue reserve reversal, in the second quarter of 2017;

•	Non-GAAP adjusted EBITDA loss of $1.4 million compared to a loss of $2.7 million in the second quarter of 2017;

•	As of June 30, 2018, the company had $95.0 million in cash compared to $26.9 million in cash at December 31, 2017; and

•	Full year 2018 revenue guidance raised to $80 to $83 million compared to previous full year revenue guidance of $73 to $78 million.
Recent Business Highlights
During and since the second quarter of 2018, the company:

•	Reported record second quarter revenues marking the fifth consecutive quarter with record revenues for the reported quarter;

•	Deployed the expanded MACI sales force, which increased from 28 to 40 sales representatives;

•	Completed an expansion of MACI manufacturing capacity to support expected growth in MACI demand;

•	Implemented an expanded pharmacy distribution network to continue expansion of MACI payer access;

•	Closed a $74.8 million public offering; and

•	Joined the Russell 3000® Index.
“We continued our strong start to 2018 with solid revenue growth and expanding margins in the second quarter, and we believe that key performance indicators point to continued robust growth for MACI in the second half of the year,” said Nick Colangelo, president and CEO of Vericel. “Moreover, based on our strengthened financial position, we are well positioned to execute on our business and strategic plans.”

Second Quarter 2018 Results
Total net revenues for the quarter ended June 30, 2018 were $19.0 million, which included $14.1 million of MACI® (autologous cultured chondrocytes on porcine collagen membrane) net revenue and $4.9 million of Epicel® (cultured epidermal autografts) net revenue, compared to $12.9 million of Carticel® (autologous cultured chondrocytes) and MACI net revenue and $4.0 million of Epicel net revenue, respectively, in the second quarter of 2017. Total net revenues for the quarter ended June 30, 2017 included a favorable $1.4 million reversal of a revenue reserve for Carticel and MACI related to a contractual dispute between one of the Company’s pharmacy providers and a third-party payer.
Gross profit for the quarter ended June 30, 2018 was $11.3 million, or 59% of net revenues, compared to $9.3 million, or 55% of net revenues on a GAAP basis and 51% on a non-GAAP basis excluding the impact of the revenue reserve reversal, for the second quarter of 2017. See table reconciling non-GAAP measures for more details.
Total operating expenses for the quarter ended June 30, 2018 were $15.5 million compared to $11.8 million for the same period in 2017. The increase in operating expenses was due primarily to a $1.7 million increase in stock-based compensation expense, a $1.6 million increase in MACI related sales and marketing activities, and $0.7 million increase in R&D expense related to the preparations for a MACI pediatric clinical study in the U.S.
Loss from operations for the quarter ended June 30, 2018 was $4.2 million, compared to a loss of $2.5 million on a GAAP basis and $3.9 million on a non-GAAP basis excluding the impact of the revenue reserve reversal for the second quarter of 2017. Material non-cash items impacting the operating loss for the quarter in the current year included $2.5 million of stock-based compensation expense and $0.4 million in depreciation expense, compared to $0.8 million of stock-based compensation expense and $0.4 million in depreciation expense in the second quarter of 2017.
Other expense for the quarter ended June 30, 2018 was $0.4 million compared to other income of $0.1 million for the second quarter of 2017.
Non-GAAP adjusted EBITDA loss was $1.4 million for the quarter ended June 30, 2018 compared to a loss of $2.7 million in the second quarter of 2017.
Vericel’s net loss for the quarter ended June 30, 2018 was $4.7 million, or $0.12 per share, compared to a net loss of $2.4 million, or $0.07 per share on a GAAP basis and $3.7 million, or $0.11 per share on a non-GAAP basis excluding the impact of the revenue reserve reversal, for the second quarter of 2017.
As of June 30, 2018, the company had $95.0 million in cash compared to $26.9 million in cash at December 31, 2017.
Full Year 2018 Financial Guidance
The company now expects total net product revenues for the full year 2018 to be in the range of $80 to $83 million, compared to the previous full year revenue guidance of $73 to $78 million.
Conference Call Information
Today's conference call will be available live at 4:30pm Eastern time in the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary. To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation's second-quarter 2018 investor conference call. If calling from outside the U.S., please use the international phone number (253) 237-1173.
If you are unable to participate in the live call, the webcast will be available at http://investors.vcel.com/events-presentations until August 6, 2019. A replay of the call will also be available until 7:30pm (EDT) on August 11, 2018 by calling (855) 859-2056, or from outside the U.S. (404) 537-3406. The conference ID is 9699288.

About Vericel Corporation
Vericel is a leader in advanced cell therapies for the sports medicine and severe burn care markets. The company markets two cell therapy products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. For more information, please visit the company's website at www.vcel.com.
GAAP v. Non‑GAAP Measures

Vericel's reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission.  Vericel has provided in this release financial information that has not been prepared in accordance with GAAP.  Vericel's management believes that the non-GAAP gross margins, net loss and adjusted EBITDA loss described in the release, or the non-GAAP gross margins, net loss and EBITDA loss adjusted for specific items that are generally not indicative of our core operations, provide additional information that is useful to investors in understanding Vericel's underlying performance, business and performance trends, and helps facilitate period to period comparisons and compare its financial measures with other companies in Vericel's industry.  However, non-GAAP financial measures that Vericel uses may differ from measures that other companies may use.  Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.
Epicel®, MACI® and Carticel® are registered trademarks of Vericel Corporation. © 2018 Vericel Corporation. All rights reserved.
This document contains forward-looking statements, including, without limitation, all of the statements in the last bullet under the section captioned “Second Quarter 2018 Financial Highlights” and in “Full Year 2018 Financial Guidance” and statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," “guidance,” ”outlook,” “future,” and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with our expectations regarding 2018 revenues, our ability to achieve or sustain profitability, our need to generate significant sales to become profitable, potential fluctuations in sales volumes and our results of operations over the course of the year, competitive developments, estimating the commercial growth potential of our products and product candidates and growth in revenues and improvement in costs, market demand for our products, our ability to secure consistent reimbursement for our products, changes in third party coverage and reimbursement, any disruption or delays in operations at our facilities, our dependence on a limited number of third party suppliers, our ability to maintain and expand our network of direct sales employees, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission ("SEC") on March 5, 2018, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management's current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Global Media Contacts:
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Russo Partners LLC
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+1 212-845-4271 (office)
+1 858-717-2310 (mobile)

Karen Chase
Russo Partners LLC
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Investor Contacts:
Chad Rubin
Solebury Trout
crubin@troutgroup.com
+1 (646) 378-2947

Lee Stern
Solebury Trout
lstern@troutgroup.com
+1 (646) 378-2922

VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$94,969	$26,862
Accounts receivable (net of allowance for doubtful accounts of $102 and $249, respectively)	17,499	18,270
Inventory	3,725	3,793
Other current assets	1,327	1,581
Total current assets	117,520	50,506
Property and equipment, net	4,673	4,071
Total assets	$122,193	$54,577
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,011	$5,552
Accrued expenses	5,111	5,573
Deferred rent	503	420
Current portion of term loan credit agreement (net of deferred costs of $69 and $67, respectively)	2,848	350
Warrant liabilities	1,549	1,014
Other	198	181
Total current liabilities	15,220	13,090
Revolving and term loan credit agreement (net of deferred costs of $167 and $196, respectively)	14,416	16,888
Deferred rent	1,959	2,059
Total liabilities	31,595	32,037

Shareholders’ equity:
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 42,684 and 35,861, respectively	463,483	383,020
Warrants	302	397
Accumulated deficit	(373,187)	(360,877)
Total shareholders’ equity	90,598	22,540
Total liabilities and shareholders’ equity	$122,193	$54,577

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Product sales, net	$19,011	$16,953	$37,038	$26,314
Cost of product sales	7,727	7,670	15,393	14,779
Gross profit	11,284	9,283	21,645	11,535
Research and development	3,739	2,971	7,468	6,438
Selling, general and administrative	11,791	8,833	22,745	17,241
Total operating expenses	15,530	11,804	30,213	23,679
Loss from operations	(4,246)	(2,521)	(8,568)	(12,144)
Other income (expense):			0
(Increase) decrease in fair value of warrants	(37)	441	(2,944)	548
Foreign currency translation loss	(5)	(13)	(49)	(14)
Interest income	83	3	83	4
Interest expense	(448)	(299)	(880)	(561)
Other income	2	1	48	1
Total other income (expense)	(405)	133	(3,742)	(22)
Net loss	$(4,651)	$(2,388)	$(12,310)	$(12,166)

Net loss per share attributable to common shareholders (Basic and Diluted)	$(0.12)	$(0.07)	$(0.33)	$(0.38)
Weighted average number of common shares outstanding (Basic and Diluted)	38,349	32,765	37,251	32,333

RECONCILIATION OF REPORTED GROSS MARGIN (GAAP) TO ADJUSTED GROSS MARGIN (NON-GAAP MEASURE) - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
Total Revenues (GAAP)	$19,011	$16,953	$37,038	$26,314
Revenue reserve related to a dispute between pharmacy provider and payer	—	(1,357)	—	1,418
Total Revenues (Non-GAAP)	$19,011	$15,596	$37,038	$27,732

Gross profit (GAAP)	$11,284	$9,283	$21,645	$11,535
Revenue reserve related to a dispute between pharmacy provider and payer	—	(1,357)	—	1,418
Adjusted gross profit (Non-GAAP)	$11,284	$7,926	$21,645	$12,953
Adjusted gross margin (Non-GAAP)	59%	51%	58%	47%

RECONCILIATION OF REPORTED NET LOSS (GAAP) TO ADJUSTED EBITDA (NON-GAAP MEASURE) - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
Net loss (GAAP)	$(4,651)	$(2,388)	$(12,310)	$(12,166)
Change in fair value of warrants	37	(441)	2,944	(548)
Revenue reserve related to a dispute between pharmacy provider and payer	—	(1,357)	—	1,418
Stock compensation expense	2,465	796	3,807	1,298
Depreciation and amortization	386	375	813	784
Net interest expense	365	296	797	557
Adjusted EBITDA (Non-GAAP)	$(1,398)	$(2,719)	$(3,949)	$(8,657)

RECONCILIATION OF REPORTED LOSS PER SHARE (GAAP) TO ADJUSTED LOSS PER SHARE (NON-GAAP MEASURE) - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
Net loss (GAAP)	$(4,651)	$(2,388)	$(12,310)	$(12,166)
Revenue reserve related to a dispute between pharmacy provider and payer	—	(1,357)	—	1,418
Net loss (Non-GAAP)	$(4,651)	$(3,745)	$(12,310)	$(10,748)
Net loss per share attributable to common shareholders (Basic and Diluted) (Non-GAAP)	$(0.12)	$(0.11)	$(0.33)	$(0.33)